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                                                                    EXHIBIT 12.1

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)


                                                                          Year Ended December 31,
                                                 -----------------------------------------------------------------

                                                     2000        1999          1998         1997          1996
                                                 -----------  -----------  ------------  ------------  -----------

Earnings
  Income (loss) before taxes and minority
    interest....................................$             $  98.4       $  74.5      $  31.0       $ (42.2)

  Adjustments:
    Minority interest in losses of consolidated
      subsidiaries..............................                ---           ---          ---           ---
    Undistributed (income) loss of less than
      50% owned investments.....................                ---           ---          ---           ---
    Distributions from less than 50% owned
      investments...............................                ---           ---          ---           ---
    Fixed charges...............................                 88.4          52.4         49.0          72.2
                                                 -----------  -----------  ------------  -----------   -----------

  Earnings......................................                186.8         126.9         80.0          30.0
                                                 -----------  -----------  ------------  -----------   -----------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization................................                 82.8          47.2          39.4         45.2
  Accretion of redeemable convertible preferred
    stock........................                               ---           ---             4.8         22.9
  Amortization/writeoff of debt issuance costs..
                                                                  2.6           2.1           2.6          2.6
  Portion of rental expense representative of
    interest factor (assumed to be 33%).........                  3.0           3.1           2.2          1.5
                                                 -----------  -----------  ------------  -----------   ----------

  Fixed charges.................................$             $  88.4      $   52.4      $   49.0      $  72.2
                                                 -----------  -----------  ------------  -----------   ----------

Ratio of earnings to combined fixed charges.....
                                                                  2.1x          2.4x          1.6x         (1)
                                                 ===========  ===========  ============  ===========   ==========

Amount of earnings deficiency for coverage of
   combined fixed charges.......................$             $  ---           ---        $  ---        $  42.2
                                                 ===========  ===========  ============  ===========   ==========

   (1)  Less than 1.0x

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